Exhibit 8.1

December 7, 2018	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Hyundai ABS Funding, LLC

3161 Michelson Drive, Suite 1900

Irvine, California 92612

Re:	Hyundai ABS Funding, LLC

Registration Statement on Form SF-3

Registration No. 333-205844

Ladies and Gentlemen:

We have acted as special federal tax counsel to Hyundai ABS Funding, LLC (the “Company”), a Delaware limited liability company, in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes and the Class A-4 Auto Loan Asset Backed Notes (collectively, the “Offered Notes”) and the issuance of the Class B Auto Loan Asset Backed Notes and the Class C Auto Loan Asset Backed Notes (together with the Offered Notes, the “Notes”) described in the final prospectus dated December 4, 2018 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Hyundai Auto Receivables Trust 2018-B (the “Trust”), which was formed by the Company pursuant to a trust agreement between the Company and U.S. Bank Trust National Association, as owner trustee. The Notes will be issued pursuant to an Indenture between the Trust and Citibank, N.A., as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement, the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”). In addition, we have assumed that the Operative Documents with respect to the Offered Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown llp

Hyundai ABS Funding, LLC

We hereby confirm and adopt the Opinions set forth in the Prospectus (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material United States Federal Income Tax Consequences.”

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or Prospectus, including this exhibit.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP